Exhibit 99.1

MADISON SQUARE GARDEN SPORTS CORP. REPORTS

FISCAL 2024 SECOND QUARTER RESULTS

NEW YORK, N.Y., February 6, 2024 - Madison Square Garden Sports Corp. (NYSE: MSGS) today reported financial results for the fiscal second quarter ended December 31, 2023.

With the 2023-24 New York Knicks (“Knicks”) and New York Rangers (“Rangers”) seasons now more than halfway complete, the Company has continued to see positive operating momentum across its business. During the fiscal 2024 second quarter, average per-game revenues for nearly every key revenue category – including tickets, suites, food, beverage and merchandise – exceeded results for the prior year period. In addition, local and national media rights fees were higher, primarily due to contractual rate increases.

In the fiscal 2024 second quarter, the Knicks and Rangers played a combined nine fewer regular season home games as compared to the prior year period. As a result, the Company generated revenues of $326.9 million, a decrease of $26.8 million, or 8%, as compared to the prior year period. In addition, the Company reported operating income of $28.8 million, a decrease of $22.7 million, or 44%, and adjusted operating income of $37.0 million, a decrease of $27.4 million, or 43%, both as compared to the prior year period.(1)

Madison Square Garden Sports Corp. Executive Chairman James L. Dolan said, “Enthusiasm for the Knicks and Rangers from fans and partners alike remains strong, with our Company seeing growth in average per-game revenues in the second quarter. We remain confident in the value of owning premier professional sports franchises and our ability to generate long-term value for shareholders.”

Results from Operations

Results for the three and six months ended December 31, 2023 and 2022 were as follows:

	Three Months Ended December 31,		Change		Six Months Ended December 31,		Change
$ millions	2023	2022	$	%	2023	2022	$	%
Revenues	$326.9	$353.7	$(26.8)	(8)%	$369.9	$377.8	$(7.8)	(2)%
Operating income	$28.8	$51.5	$(22.7)	(44)%	$14.0	$15.6	$(1.6)	(10)%
Adjusted operating income(1)	$37.0	$64.4	$(27.4)	(43)%	$27.0	$36.7	$(9.6)	(26)%

Note: Does not foot due to rounding

1.

See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures. During the fourth quarter of fiscal 2023, the Company amended this definition so that the impact of the non-cash portion of operating lease costs (which was $9.0 million and $9.4 million for the three and six months ended December 31, 2023, respectively, and $12.2 million and $12.7 million for the three and six months ended December 31, 2022, respectively) related to the Company’s arena license agreements with Madison Square Garden Entertainment Corp. (“MSG Entertainment”) is no longer excluded in all periods presented.

Summary of Reported Results from Operations

For the fiscal 2024 second quarter, revenues of $326.9 million decreased $26.8 million, or 8%, as compared to the prior year period. This decrease was primarily due to the Knicks and Rangers playing a combined nine fewer regular season home games at the Madison Square Garden Arena (“The Garden”) during the fiscal 2024 second quarter as compared to the prior year period. As a result, pre/regular season ticket-related revenues, suite revenues and sponsorship and signage revenues all decreased as compared to the prior year period. The decrease in revenues was partially offset by higher local media rights fees and revenues from league distributions.

Pre/regular season ticket-related revenues decreased $19.0 million, as compared to the prior year period, primarily due to the Knicks and Rangers playing fewer games at The Garden during the fiscal 2024 second quarter, partially offset by higher average per-game revenue.

Suite revenues decreased $5.9 million, as compared to the prior year period, primarily due to the Knicks and Rangers playing fewer games at The Garden during the fiscal 2024 second quarter, partially offset by higher net sales of suite products, including revenue related to new premium hospitality offerings which were made available at the start of the 2023-24 seasons.

Sponsorship and signage revenues decreased $5.8 million as compared to the prior year period, primarily due to the Knicks and Rangers playing fewer games at The Garden during the fiscal 2024 second quarter.

Local media rights fees increased $2.0 million as compared to the prior year period, primarily due to contractual rate increases. In addition, revenues from league distributions increased $1.7 million as compared to the prior year period, primarily due to higher national media rights fees, partially offset by lower other league distributions.

Direct operating expenses of $232.2 million increased $6.5 million, or 3%, as compared to the prior year period. This increase was primarily driven by higher team personnel compensation of $12.2 million and higher net provisions for league revenue sharing expense (net of escrow and excluding playoffs) of $2.6 million, both as compared to the prior year period. These increases were partially offset by a decrease in operating lease costs under the arena license agreements with MSG Entertainment of $7.3 million due to the Knicks and Rangers playing fewer games at The Garden during the fiscal 2024 second quarter, and other net cost decreases.

Selling, general and administrative expenses of $65.1 million decreased $10.6 million, or 14%, as compared to the prior year period. This decrease was primarily driven by lower employee compensation and related benefits of $7.8 million, mainly due to executive management transition costs recognized in the prior year period, and lower other general and administrative expenses.

Operating income of $28.8 million decreased $22.7 million, or 44%, as compared to the prior year period, primarily due to the decrease in revenues and, to a lesser extent, the increase in direct operating expenses, partially offset by lower selling, general and administrative expenses. Adjusted operating income of $37.0 million decreased $27.4 million, or 43%, as compared to the prior year period, primarily due to the decrease in revenues and, to a lesser extent, the increase in direct operating expenses, partially offset by a decrease in selling, general and administrative expenses.

About Madison Square Garden Sports Corp.

Madison Square Garden Sports Corp. (MSG Sports) is a leading professional sports company, with a collection of assets that includes the New York Knicks (NBA) and the New York Rangers (NHL), as well as two development league teams – the Westchester Knicks (NBAGL) and the Hartford Wolf Pack (AHL). MSG Sports also operates a professional sports team performance center – the MSG Training Center in Greenburgh, NY. More information is available at www.msgsports.com.

Non-GAAP Financial Measures

During the fourth quarter of fiscal 2023, the Company amended its definition of adjusted operating income (loss) so that the impact of the non-cash portion of operating lease costs related to the Company’s arena license agreements with MSG Entertainment is no longer excluded in the calculation of adjusted operating income (loss) in all periods presented.

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) excluding (i) depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets, (ii) share-based compensation expense or benefit, (iii) restructuring charges or credits, (iv) gains or losses on sales or dispositions of businesses, (v) the impact of purchase accounting adjustments related to business acquisitions, and (vi) gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of our business without regard to the settlement of an obligation that is not expected to be made in cash. In addition, we believe that the exclusion of gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan provides investors with a clearer picture of the Company’s operating performance given that, in accordance with U.S. generally accepted accounting principles (“GAAP”), gains and losses related to the remeasurement of liabilities under the Company’s Executive Deferred Compensation Plan are recognized in Operating (income) loss whereas gains and losses related to the remeasurement of the assets under the Company’s Executive Deferred Compensation Plan, which are equal to and therefore fully offset the gains and losses related to the remeasurement of liabilities, are recognized in Miscellaneous income (expense), net, which is not reflected in Operating income (loss).

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our Company. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with GAAP. Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of operating income (loss) to adjusted operating income (loss), please see page 5 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates, and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Ari Danes, CFA Investor Relations and Financial Communications (212) 465-6072	Justin Blaber Financial Communications (212) 465-6109

Grace Kaminer Investor Relations (212) 631-5076

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at investor.msgsports.com

Conference call dial-in number is 888-660-6386 / Conference ID Number 6996895

Conference call replay number is 800-770-2030 / Conference ID Number 6996895 until February 13, 2024

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenues	$326,898	$353,694	$369,944	$377,783
Direct operating expenses	232,225	225,702	235,745	229,383
Selling, general and administrative expenses	65,066	75,636	118,622	130,917
Depreciation and amortization	790	838	1,584	1,863

Operating income	28,817	51,518	13,993	15,620
Other income (expense):
Interest income	619	567	1,072	923
Interest expense	(7,419)	(6,079)	(14,348)	(9,391)
Miscellaneous income (expense), net	2,991	385	(9,674)	219

Income (loss) before income taxes	25,008	46,391	(8,957)	7,371
Income tax (expense) benefit	(10,784)	(24,555)	4,360	(4,062)

Net income (loss)	14,224	21,836	(4,597)	3,309
Less: Net loss attributable to nonredeemable noncontrolling interests	—	(655)	—	(1,362)

Net income (loss) attributable to Madison Square Garden Sports Corp.’s stockholders	$14,224	$22,491	$(4,597)	$4,671

Basic earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$0.59	$0.85	$(0.19)	$0.11
Diluted earnings (loss) per common share attributable to Madison Square Garden Sports Corp.’s stockholders	$0.59	$0.84	$(0.19)	$0.11
Basic weighted-average number of common shares outstanding	24,017	24,130	23,994	24,213
Diluted weighted-average number of common shares outstanding	24,065	24,189	23,994	24,306

MADISON SQUARE GARDEN SPORTS CORP.

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(In thousands)

The following is a description of the adjustments to operating income in arriving at adjusted operating income as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment, goodwill and other intangible assets in all periods.

•

Share-based compensation. This adjustment eliminates the compensation expense related to restricted stock units and stock options granted under the Company’s employee stock plan and non-employee director plan in all periods.

•

Remeasurement of deferred compensation plan liabilities. This adjustment eliminates the impact of gains and losses related to the remeasurement of liabilities under the Company’s executive deferred compensation plan.

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating income	$28,817	$51,518	$13,993	$15,620
Depreciation and amortization	790	838	1,584	1,863
Share-based compensation	6,570	11,619	10,719	18,839
Remeasurement of deferred compensation plan liabilities	839	449	735	346

Adjusted operating income(1)	$37,016	$64,424	$27,031	$36,668

(1)

During the fourth quarter of fiscal 2023, the Company amended its definition of adjusted operating income (loss) so that the impact of the non-cash portion of operating lease costs related to the Company’s arena license agreements with MSG Entertainment is no longer excluded. Pursuant to GAAP, recognition of operating lease costs is recorded on a straight-line basis over the term of the agreement based upon the value of total future payments under the arrangement. As a result, operating lease costs is comprised of a contractual cash component plus or minus a non-cash component for each period presented. Adjusted operating income includes operating lease costs of (i) $15,409 and $16,238 of expense paid in cash for the three and six months ended December 31, 2023, respectively, and $19,416 and $20,221 of expense paid in cash for the three and six months ended December 31, 2022, respectively, and (ii) a non-cash expense of $8,953 and $9,435 for the three and six months ended December 31, 2023, respectively, and $12,202 and $12,708 for the three and six months ended December 31, 2022, respectively.

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	December 31, 2023	June 30, 2023
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$37,880	$40,398
Restricted cash	3,352	61
Accounts receivable, net of allowance for doubtful accounts of $0 and $0 as of December 31, 2023 and June 30, 2023, respectively	72,668	40,139
Net related party receivables	17,334	15,969
Prepaid expenses	55,661	24,768
Other current assets	28,738	27,898

Total current assets	215,633	149,233
Property and equipment, net of accumulated depreciation and amortization of $50,701 and $49,117 as of December 31, 2023 and June 30, 2023, respectively	29,697	30,501
Right-of-use lease assets	706,569	715,283
Indefinite-lived intangible assets	103,644	103,644
Goodwill	226,523	226,523
Investments	62,112	67,374
Other assets	24,271	22,459

Total assets	$1,368,449	$1,315,017

MADISON SQUARE GARDEN SPORTS CORP.

CONSOLIDATED BALANCE SHEETS (continued)

(In thousands, except per share data)

	December 31, 2023	June 30, 2023
	(Unaudited)
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$4,969	$9,093
Net related party payables	5,615	5,842
Debt	30,000	30,000
Accrued liabilities:
Employee related costs	90,987	144,310
League-related accruals	110,904	106,926
Other accrued liabilities	9,653	17,561
Operating lease liabilities, current	50,683	49,745
Deferred revenue	257,626	157,051

Total current liabilities	560,437	520,528
Long-term debt	330,000	295,000
Operating lease liabilities, noncurrent	741,003	746,437
Defined benefit obligations	4,539	4,526
Other employee related costs	50,719	49,070
Deferred tax liabilities, net	19,535	24,024
Deferred revenue, noncurrent	1,405	12,666

Total liabilities	1,707,638	1,652,251

Commitments and contingencies
Madison Square Garden Sports Corp. Stockholders’ Equity:
Class A Common Stock, par value $0.01, 120,000 shares authorized; 19,412 and 19,364 shares outstanding as of December 31, 2023 and June 30, 2023, respectively	204	204
Class B Common Stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of December 31, 2023 and June 30, 2023	45	45
Preferred stock, par value $0.01, 15,000 shares authorized; none outstanding as of December 31, 2023 and June 30, 2023	—	—
Additional paid-in capital	11,471	16,846
Treasury stock, at cost, 1,036 and 1,084 shares as of December 31, 2023 and June 30, 2023, respectively	(171,400)	(179,410)
Accumulated deficit	(178,512)	(173,910)
Accumulated other comprehensive loss	(997)	(1,009)

Total equity	(339,189)	(337,234)

Total liabilities and equity	$1,368,449	$1,315,017

MADISON SQUARE GARDEN SPORTS CORP.

SELECTED CASH FLOW INFORMATION

(In thousands)

(Unaudited)

	Six Months Ended
	December 31,
	2023	2022
Net cash (used in) provided by operating activities	$(20,257)	$31,577
Net cash used in investing activities	(5,238)	(1,314)
Net cash provided by (used in) financing activities	26,268	(76,123)

Net increase (decrease) in cash, cash equivalents and restricted cash	773	(45,860)

Cash, cash equivalents and restricted cash at beginning of period	40,459	91,018

Cash, cash equivalents and restricted cash at end of period	$41,232	$45,158